Exhibit 10.45

EXECUTION VERSION

HOTEL MANAGEMENT AGREEMENT

between

LF3 HOUSTON TRS, LLC,

as Owner

and

INTERSTATE MANAGEMENT COMPANY, LLC

as Manager

Hilton Garden Inn Houston/Bush Intercontinental Airport

Houston, Texas

AUGUST 3, 2021

HOTEL MANAGEMENT AGREEMENT

THIS HOTEL MANAGEMENT AGREEMENT is made as of the 3rd day of August, 2021, between LF3 HOUSTON TRS, LLC, a Delaware limited liability company, as Owner, and INTERSTATE MANAGEMENT COMPANY, LLC, a Delaware limited liability company, as Manager.

RECITALS

A.	Owner is the lessee of the Hotel.
B.	Owner and Fee Owner have entered into the Operating Lease pursuant to which Fee Owner leases the Hotel to Owner; and
C.	Manager is experienced in the management and operation of hotels, directly and through its Affiliates; and
D.	Owner and Manager desire to evidence their agreement with respect to the operation, direction, management, and supervision of the Hotel as more particularly set forth below.

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Owner and Manager agree as follows:

ARTICLE 1

ENGAGEMENT OF MANAGER AND RELATIONSHIP OF THE PARTIES

1.1Owner hereby engages and appoints Manager, pursuant to the terms of this Agreement, as the sole and exclusive manager of the Hotel during the Operating Term to operate and manage the Hotel, and Manager hereby agrees and contracts to plan, operate, repair and manage the Hotel pursuant to the terms of this Agreement.

1.2Owner and Manager acknowledge and agree that this Agreement creates an agency relationship; provided, however, that (a) each Hotel Employee shall be the employee of Manager or Manager’s Affiliate and not of Owner, (b) Manager’s authority is subject to the terms and conditions of this Agreement, and (c) nothing in this Agreement shall constitute, or be construed to be, or create, a partnership, joint venture or lease or employment arrangement between Owner and Manager with respect to the Hotel or the operation thereof.

1.3Except as otherwise provided in this Agreement, (a) all debts and liabilities to third persons incurred by Manager in the course of its operation and management of the Hotel in accordance with the provisions of this Agreement shall be the debts and liabilities of Owner only, (b) Manager shall in no event be required to advance any of its funds (whether by waiver or deferral of its Management Fees or otherwise) for the operation of the Hotel, and (c) Manager shall not be liable for any such obligations by reason of its management, supervision, direction and operation of the Hotel as agent for Owner.  Manager may so inform third parties with whom it deals on behalf of Owner and may take any other reasonable steps to carry out the intent of this paragraph.  Manager shall not be deemed to be in default of its obligations under this Agreement to the extent it is unable to perform any obligation due to (i) the lack of sufficient funds therefor, either through Hotel operations or directly from Owner, or (ii) the failure of Owner to provide any applicable requisite Owner consent.

1.4The parties further acknowledge and agree that for the purposes of determining the nature and scope of any fiduciary duties of Manager under this Agreement, the terms of this Agreement, and the duties and obligations set forth herein, are intended to satisfy all such fiduciary duties that may exist as a result of the relationship between the parties, including all duties of loyalty, good faith, fair dealing and full disclosure, and any other duty deemed to exist under the common law principles of agency or otherwise (other than the duty of good faith and fair dealing implied under general contract principles, independent of the common law principles of agency).  To the extent any fiduciary or other duties that exist or are implied under the common law principles of agency or otherwise, including those resulting from the relationship between the parties, and including all duties of loyalty, good faith, fair dealing, care, full disclosure, or any other duty deemed to exist under the common law principles of agency or otherwise (collectively for the purposes of this Section 1.4, the “Implied Duties”) are inconsistent with, or would have the effect of modifying, limiting or restricting, the express provisions of this Agreement, the terms of this Agreement will prevail.  Owner acknowledges and agrees that its consent to the transactions and conduct by Manager and its Affiliates described in this Agreement and its waiver of any Implied Duties: (a) has been obtained by Manager in good faith; (b) is made knowingly by Owner based on its adequate informed judgment as a sophisticated party after seeking the advice of competent and informed counsel; and (c) arises from the Owner’s knowledge and understanding of the specific transactions and actions or inactions of managers that are normal, customary, and reasonably expected in the hotel industry generally, and also arises from those specific transactions and action or inactions of Manager that are normal, customary and reasonably expected by Owner under this Agreement.

1.5This Agreement shall not be deemed at any time to be an interest in real estate or a lien or security interest against the Hotel, the Premises or any other land used in connection with the Hotel, or any equipment, fixtures, inventory, motor vehicles, contracts, documents, accounts, notes, drafts, acceptances, instruments, chattel paper, general intangibles, or other personal property now existing or that may hereafter be acquired or entered into with respect to the Hotel or the operation thereof.

ARTICLE 2

OPERATION OF HOTEL

2.1Subject to the terms of this Agreement, Hotel operations shall be under the exclusive supervision and control of Manager, which, except as otherwise specifically provided in this Agreement, shall be responsible for the proper and efficient operation, maintenance and repair of the Hotel in accordance with the terms of this Agreement, in each case subject to the availability of funds in the Operating Account or otherwise supplied by Owner.  Subject to the terms of this Agreement, Manager shall have control and discretion in all aspects of the operation, direction, management and supervision of the Hotel.  Specifically, during the Operating Term, Manager, as agent and for the account of Owner, or its Affiliates shall in accordance with the other applicable provisions of this Agreement, and only to the extent Owner has provided both (a) sufficient funds therefor (either through Hotel operations or directly from Owner) and (b) any applicable consent required of Owner under this Agreement:

A.Devote its knowledge, experience and efforts to operate and manage the Hotel pursuant to this Agreement in a businesslike manner in accordance with the Operating Standards;

B.Determine Hotel policies including but not limited to (i) credit policies (including entering into agreements with credit card organizations), (ii) terms of admittance, (iii) charges for rooms, (iv) food and beverage policies, (v) Employment Policies, and (vi) entertainment and amusement policies;

C.Recruit, train, direct, supervise, employ and dismiss the Hotel Employees for the operation of the Hotel;

D.Arrange and contract for advertising, marketing, promotion, publicity and similar programs for the Hotel;

E.Negotiate and enter into (i) Leases, collect the rent under such Leases and otherwise administer the Leases and (ii) contracts for the provision of services to the Hotel;

F.Upon receipt of all necessary information from Owner, apply for, process and take all necessary steps to procure and keep in effect in Owner’s name (or, if requested by Owner and/or if required by the licensing authority, in Manager’s name or that of one of its Affiliates, or both) all Permits and the sales tax registration(s) required for the operation of the Hotel;

G.Upon Owner’s request, provide purchasing services for routine replacements and renewals of FF&E, Operating Equipment and Supplies necessary for the operation of the Hotel; non-routine purchases of such items may be provided pursuant to a separate written agreement on terms and conditions set forth therein (including a separate fee); provided, however, to the extent that Owner purchases any of the FF&E, Operating Equipment and Supplies used in connection with the operation of the Hotel, Owner will (i) provide to Manager sufficient information for Manager to maintain accurate books and records regarding sales and use tax accruals with respect to such purchases and pay such accruals out of Total Operating Revenues from the Hotel, and (ii) fully cooperate with Manager in the event of any related tax audit;

H.Provide accounting services as set forth in accordance with Sections 7.1 and 7.2;

I.Develop and implement policies, procedures and programs reasonably designed to comply with all Legal Requirements;

J.Cause all needed ordinary repairs and maintenance to the Hotel of which Manager is aware to be made, and supervise such repairs and maintenance; and

K.Provide such other services as are required under the terms of this Agreement.

2.2Manager will be available to consult with and advise Owner, at Owner’s reasonable request, concerning all policies and procedures affecting all phases of the conduct of business at the Hotel.  Owner shall consult directly with Manager’s regional oversight team or such other corporate employee of Manager as the parties may agree, and shall not contact any Hotel Employee, regarding the operations of the Hotel.

2.3Notwithstanding any other provision of this Agreement to the contrary, Manager’s performance under this Agreement with respect to any Major Agreement shall be limited to the extent:

(a)complete and accurate copies thereof, or summaries of the relevant provisions thereof, have been delivered to Manager sufficiently in advance to allow Manager to perform such obligations; and

(b)the provisions thereof and/or compliance with such provisions by Manager (i) are applicable to the day-to-day operation, maintenance and non-capital repair and replacement of the Hotel or any portion thereof, (ii) do not require contribution of capital, (iii) do not materially increase Manager’s obligations hereunder or materially decrease Manager’s other rights hereunder, (iv) do not limit or purport to limit any corporate activity or transaction with respect to Manager or its Affiliates or any other activity, transfer, transaction, property or other matter involving Manager or its Affiliates other than at the site of the Hotel, and (v) are otherwise within the scope of Manager’s duties under this Agreement.

Owner acknowledges and agrees, without limiting the foregoing, that any failure of Manager or the Hotel to comply with the provisions of any Major Agreement arising out of (1) the condition of the Hotel and/or the failure of the Hotel to comply with the provisions of such Major Agreement, prior to Manager’s assuming the day-to-day management thereof, (2) construction activities at the Hotel, (3) inherent limitations in the design and/or construction of, location of and/or parking at the Hotel, (4) instructions from Owner to operate the Hotel in a manner inconsistent with the Major Agreements and/or (5) Owner’s failure to approve any matter requested by Manager in Manager’s reasonable good faith business judgment as necessary or appropriate to achieve compliance with any Major Agreement, shall not be deemed a breach by Manager of its obligations under this Agreement.  Owner agrees to promptly provide Manager copies of any notice of default or breach received under any Major Agreement.

2.4A.Manager may institute Legal Proceedings of a “non-extraordinary nature” (hereafter defined), in the name of Manager or the Hotel or Owner and by counsel designated by Manager.  Initiation of, or defense of, Legal Proceedings of an “extraordinary nature” (hereafter defined) shall require Owner’s prior approval of the proceedings and counsel approved by Owner.  In addition, Manager shall have the right to defend, through counsel designated by Manager, Legal Proceedings of a non-extraordinary nature against Owner or Manager resulting from the operation of the Hotel; provided, however, excluding proceedings which are defined in clause (B)(ii) below, for proceedings in which the monetary exposure after the application of applicable insurance is greater than $10,000 Owner may recommend counsel and selection of counsel shall be subject to Owner’s reasonable approval.  The defense of Legal Proceedings against the Hotel of an extraordinary nature  (including, without limitation, any aspect of any claims against Manager or Owner arising out of the operation of the Hotel as to which the insurance company denies coverage) shall be coordinated with Owner, and designated counsel shall be subject to Owner’s discretionary approval (provided that Owner will not withhold its approval of panel counsel or similar commercially reasonable legal counsel requirements of an insurance company for claims that are reasonably projected to be covered by such insurance to the extent required in order to achieve the maximum protection to Owner, Manager and the Hotel).  All Legal Proceedings against Owner and/or Manager arising out of the management or operation of the Hotel: (a) which are not covered by insurance shall be promptly communicated to Owner (with the goal of doing so within 24-48 hours of Manager obtaining actual knowledge of such a Legal Proceeding) and (b) which are covered in whole or in part by insurance shall be following receipt of notice thereof by Manager, promptly forwarded by Manager to the appropriate insurer (with a copy thereof to Owner in the case of claims against Owner).

B.Legal Proceedings of a “non-extraordinary nature” shall be proceedings in which (i) the monetary exposure after the application of applicable insurance coverage is less than $50,000 that are (1) initiated by Manager or Owner relating to the operation of the Hotel for matters such as collections, maintenance of licenses and permits, enforcement of contracts and proceedings against Hotel tenants; and/or (2) defense of actions against the Owner or Manager resulting from the operation of the Hotel, for matters such as guest claims for loss of property or injury to persons and/or (ii) claims relating to employment or the application for employment at the Hotel for which Manager shall select counsel in coordination with the applicable insurance provider. Legal Proceedings of an “extraordinary nature” shall mean all other Legal Proceedings.

ARTICLE 3

OPERATING TERM

3.1This Agreement is effective on the Effective Date and shall have an Initial Term commencing on the Commencement Date and expiring on the third (3rd) anniversary of the Commencement Date, unless sooner terminated in accordance with the provisions of this Agreement or unless extended as provided by the terms of this Agreement or as otherwise provided by the written agreement of Owner and Manager.  This Agreement shall automatically renew for the Renewal Term unless either party gives the other party written notice of termination not later than ninety (90) days before the end of the Initial Term or the then applicable Renewal Term.

3.2On the expiration or sooner termination of the Operating Term, Manager shall quit and surrender the Premises to Owner and take such other actions as contemplated by Article 14 hereof.

ARTICLE 4

FEES AND PAYMENTS TO MANAGER

4.1For each Fiscal Year or portion thereof, Manager shall receive, by a distribution made by Manager out of Total Operating Revenues at the end of each Accounting Period in respect of its management services hereunder, a fee calculated as follows:

(a)the Base Fee set forth on Schedule 1;

(b)the Accounting Fee and Additional Accounting Fee, each set forth on Schedule 1;

(c)the Revenue Management Fee set forth on Schedule 1; plus

(d)the eCommerce Fee set forth on Schedule 1.

4.2For each calendar quarter of each Fiscal Year or portion thereof, Manager shall receive, upon the submission of the Monthly Report for the last month of the applicable quarter, the Incentive Fee set forth on Schedule 1.

4.3The Management Fees generally shall be computed separately for each Fiscal Year and shall not be accumulated from Fiscal Year to Fiscal Year, provided that the determination of the Incentive Fee, may necessitate the use of information from multiple Fiscal Years.  The Incentive Fee shall be adjusted, if necessary, within sixty (60) days after receipt by Owner of the annual accounting for such Fiscal Year or receipt by Manager of the Owner’s documentation.  Owner or Manager shall be entitled to audit the determination and calculation of the Incentive Fee.  In the event that an audit reflects an underpayment or overpayment of the Incentive Fee to Manager or Owner, Manager shall correct same by a corrective payment to Owner or Manager, as appropriate, within ten (10) days following notice of the results of such audit to the other party.  The calculation and payment of the Incentive Fee shall survive the expiration or termination of this Agreement.

4.4Owner shall reimburse Manager for all Reimbursable Expenses incurred by it in connection with the performance of this Agreement.  Any such amount shall be payable within thirty (30) days of billing, and upon request of Owner, Manager shall provide a statement showing in reasonable detail the nature and amount of such expenses, together with supporting documentation reasonably requested by Owner.  Owner shall be liable for and shall pay Manager for any applicable sales, use, excise consumption or similar taxes that are payable to any taxing jurisdiction with respect to any fees, Reimbursable Expenses or other amounts due to Manager under this Agreement to ensure that the net amount of such fees, Reimbursable Expenses or other amounts received by Manager shall be equal to the full amount that Manager would have otherwise received if no such taxes applied to such amounts.  This Section 4.4 does not apply to federal or state income taxes payable by Manager as a result of its gross or net income relating to any fees collected under this Agreement.

ARTICLE 5

CENTRALIZED SERVICES;

MULTI-PROPERTY PROGRAMS; INFORMATION TECHNOLOGY

5.1Manager may, subject to the Budgets, provide or cause its Affiliates to provide for the Hotel and its guests, the Centralized Services.  The current list and cost of Centralized Services offered by Manager is shown on Exhibit A to this Agreement and will be modified on an annual basis in connection with the review and approval of the Budgets.  Subject to the provisions of the applicable Budgets, Manager (or such of its Affiliates as provide Centralized Services) shall be entitled to be reimbursed for the Hotel’s share of the total costs that are reasonably incurred in providing Centralized Services on a system-wide basis to hotels managed by Manager or its Affiliates.  Such costs include costs and fees for services payable to the Manager and/or third-party providers charged in the following manner:  (a) reasonable corporate overhead, including, without limitation, the cost of salaries (including payroll taxes and employee benefits) of employees of Manager and its Affiliates and costs of all supplies and equipment employed in the provision of such services, as modified on an annual basis in connection with the review and approval of the Budgets; and (b) direct-bill or pass-through costs paid to third-party providers (such as software license fees and service agreement costs).

To the extent any of the foregoing are based on allocations among properties operated by Manager and its Affiliates, the Hotel’s share of such costs shall be determined in an equitable manner by Manager as part of the annual Budgets or otherwise substantiated to Owner, shall be an Operating Expense of the Hotel and shall be borne by Owner and paid or reimbursed to Manager out of the Operating Account or if the amounts therein are insufficient by Owner in accordance with Section 8.1.  Manager shall maintain and make available to Owner invoices or other evidence supporting all of the charges for Centralized Services.  Notwithstanding the foregoing, Manager’s fee for providing accounting services shall be the Accounting Fee.

Owner acknowledges and agrees that Manager or its Affiliates may receive administrative fees or reimbursements from participating vendors or suppliers of goods or services under Centralized Services, which fees or reimbursements are used to off-set the cost of Manager’s administration and implementation of the Centralized Services as described in clause (a) above. Owner acknowledges and agrees that (a) Manager has disclosed to Owner the types of Centralized Services Manager currently makes available to properties which it operates, including those that require mandatory participation by the Hotel, (b) the Hotel is likely to receive a benefit from its participation in such Centralized Services, (c) Manager is not obligated to provide such Centralized Services under Article 2 of this Agreement, but will offer such Centralized Services to the Hotel so long as Manager continues to offer them to other similar hotels operated by Manager or its Affiliates, (d) Manager is entitled to payment for such Centralized Services in the manner set forth above in addition to its Management Fees, and (e) the receipt by Manager of any such payment, or of the administrative fees or reimbursements described above, does not breach any duty which Manager may have to Owner.

5.2Manager shall arrange for the procurement, as an Operating Expense, of all operating supplies, inventory, and/or services necessary for the normal and ordinary course of operation or oversight of the Hotel, on a direct-bill or pass-through cost basis.  Owner acknowledges and agrees that Manager or its Affiliates, subject to the Major Agreements and the Budgets, may enter into certain Multi-Property Programs pursuant to which Manager or its Affiliates may receive rebates, administrative fees or other volume- based incentive compensation from participating vendors or suppliers of goods or services.  Owner acknowledges and agrees that (a) Manager has disclosed to Owner the types of Multi-Property Programs Manager currently makes available to properties which it operates, (b) the Hotel is likely to receive a benefit from its participation in such Multi-Property Programs, which benefit the Hotel could not obtain on its own and (c) the receipt by Manager of any such rebates does not breach any duty which Manager may have to Owner.  Owner may opt-in or-out of the Multi-Property Programs during the budget process each year.

5.3A.Owner shall pay the costs of all information technology equipment, software and costs associated with business changes from time to time, as reasonably determined by Manager, to (i) comply with the Operating Standards, (ii) make reasonable adaptations to changing technology, (iii) be otherwise consistent with industry standards for similar hotel operations, and (iv) achieve and sustain compliance on an on-going basis with the Data Security Requirements.  To the extent requested by Owner, Manager may provide project management services in connection with the procurement and installation of information technology for the Hotel during the Operating Term on terms and conditions (including separate fees for such services) mutually agreed upon by Owner and Manager.

B.During the Operating Term, in connection with performance of the services under this Agreement and accordance with the other applicable provisions of this Agreement, Manager or its Affiliates shall collect, maintain, transmit, disclose, process, and use any Protected Data obtained or derived from the operation of the Hotel in a manner that (i) complies with the terms of this Agreement and the applicable License Agreement, and (ii) is designed to achieve and sustain compliance on an on-going basis with the Data Security Requirements; provided, however, that Owner acknowledges and agrees that the Protected Data is collected, maintained, transmitted, disclosed, processed and used in and through systems owned, licensed and/or under the sole control of Licensor and/or Owner or a third party contracted by Owner, and Manager does not warrant, represent, guaranty or have any liability with respect to the systems, software, policies or other matters that may exist or be utilized with respect thereto.

ARTICLE 6

HOTEL EMPLOYEES

6.1All Hotel Employees shall be employees of Manager or its Affiliate.  All compensation (including without limitation all wages, fringe benefits and severance payments) of the Hotel Employees shall be an

Operating Expense and shall be borne by Owner and paid or reimbursed to Manager or its Affiliate out of the Operating Account or if the amounts therein are insufficient by Owner upon demand therefor by Manager.  Owner acknowledges and agrees that Manager or its Affiliate shall have the right to institute severance payment policies and bonus programs for the Hotel Employees so long as such policies are reasonable and customary in the industry.  All severance and bonus payments shall be in accordance with the severance policy guidelines and bonus programs approved by Owner in connection with the annual Budget approval process, or otherwise approved by Owner.  If this Agreement is terminated in the middle of any Fiscal Year, Owner shall pay a pro-rata portion of any Hotel Employee’s bonus that accrued during the Operating Term.

6.2Manager may enroll the Hotel Employees in retirement, health and welfare employee benefit plans substantially similar to corresponding plans implemented in other hotels with similar service levels managed by Manager.  Such plans may be, at Manager’s option, joint plans for the benefit of employees at more than one hospitality property owned, leased or managed by Manager or its Affiliates.  Employer contributions to such plans and reasonable administrative costs which Manager may expend in connection therewith shall be the responsibility of Owner and shall be an Operating Expense.  The administrative expenses of any joint plans will be equitably apportioned by Manager among properties covered by such plan, based on the Hotel’s payroll expense as it relates to the total expense of such joint plan.

6.3A.Owner hereby agrees that Manager may (a) negotiate any collective bargaining agreement in place for the Hotel Employees, and (b) subject to Owner’s reasonable approval, not to be unreasonably withheld or delayed, enter into or amend any collective bargaining agreement in place for the Hotel Employees; provided that, Manager shall consult with Owner regarding, and keep Owner advised of, any collective bargaining negotiations.  For the avoidance of doubt, it shall be unreasonable for Owner to withhold approval if such failure to approve would cause Manager to violate applicable Legal Requirements.  Owner acknowledges that any collective bargaining agreement for Hotel Employees shall be entered into by Manager as agent for Owner.

B.Manager and Owner agree that with respect to any withdrawal liability arising under any collective bargaining agreement or other “multi-employer plan” (as defined in Section 3(37) of Employee Retirement Income Security Act of 1974 (“ERISA”)) in which the Hotel Employees become participants, the obligations of the parties shall be determined as follows: withdrawal liability arising with respect to Hotel Employees shall be the responsibility of Owner, and Owner shall either pay the amount of such withdrawal liability directly to such plan or reimburse Manager for withdrawal liability payments made to such plan by Manager with respect to Hotel Employees (including withdrawal liability arising after the sale or other termination of this Agreement, provided that such liability arises as a result of such sale, disposition, termination or other similar event).  If a collective bargaining agreement is in place for the Hotel Employees immediately prior to the termination or expiration of this Agreement, Owner shall cooperate with Manager and sign (or cause the successor employer of the Hotel Employees to sign) an assumption agreement with respect to such collective bargaining agreement.  In addition, to the extent permitted under then applicable Legal Requirements, regulations and agreements, Manager shall cooperate with Owner in structuring transactions and transferring actual or contingent withdrawal liability to a successor in ownership or purchaser of the Hotel in accordance with “relief” provisions of ERISA, such as ERISA Section 4204 or then applicable statutory or regulatory provisions of a similar nature.  For purpose of this Section 6.3(B), the term “withdrawal liability” shall mean the actual amount assessed by and payable to a multi-employer pension fund upon a complete or partial withdrawal of the Hotel or Hotel Employees from such fund.  Manager and Owner shall cooperate in challenging a plan’s assessment of such liability, provided that all costs of litigation, arbitration or other procedures shall be paid by Owner (including any bonds that must be posted).  If Manager or its Affiliates have employees at other locations who participate in the same multi-employer plan as Hotel Employees, Owner shall be charged with and be responsible only for multi-employer plan withdrawal liability arising solely with respect to the participation of Hotel Employees in such plan.  The provisions of this Section 6.3(B) shall survive the expiration or termination of this Agreement.

6.4Employees or agents of Manager are not by this Agreement or by any actions of Owner and/or Manager hereunder made employees of Owner, and are not entitled to the benefits provided by Owner or its Affiliates to its employees, including but not limited to, group insurance, leave and pension plans.

6.5Intentionally Deleted.

ARTICLE 7

BOOKS, RECORDS AND STATEMENTS; BUDGETS

7.1Manager shall keep full and accurate books of account and other records reflecting the results of the operation of the Hotel in accordance with the Uniform System and GAAP with such exceptions as may be required by the provisions of this Agreement; provided, however, that Manager may, with prior notice to Owner, make such modifications to the methodology in the Uniform System and GAAP as are consistent with Manager’s standard practice in accounting for its operations under management contracts generally, so long as such modifications do not affect the determination of Total Operating Revenues, Operating Expenses or Non-Operating Income and Expenses.  Except for the books and records which may be kept in Manager’s home office or other suitable location pursuant to the adoption of a central billing system or other centralized service, the books of account and all other records relating to or reflecting the operation of the Hotel shall be kept at the Hotel and, excluding employment records, shall be available to Owner and its representatives at all reasonable times for examination, audit, inspection and transcription.  All of such books and records including, without limitation, books of account, guest records and front office records (but excluding employment records), shall be the property of Owner.  Upon expiration or any termination of this Agreement, (a) physical possession of all of such books and records shall be transferred to Manager’s off-site storage facility and held for the benefit of Owner, and remain available to Owner and its representatives at all reasonable times for examination, audit, inspection and transcription (except for employment records which are held for the sole benefit of Manager) for five (5) years or such other period as required by Manager’s document retention policy, and (b) Owner shall pre-pay Manager for all costs or expenses incurred by Manager in connection with the storage and eventual destruction of such documents.  Owner and Manager shall mutually determine the inventory of books and records for retention; provided, however, copies of all sales tax returns and supporting documents relating to all tax reporting periods for the Hotel covered by the Operating Term shall be retained.

7.2Manager shall deliver to Owner in electronic format within fifteen (15) days after the end of each month, the Monthly Reports.  The Monthly Reports shall be prepared in accordance with the Uniform System and GAAP unless otherwise set forth in this Agreement.  In addition, (a) on or before the February 14th following each Fiscal Year and (b) within forty-five (45) days after the end of the Operating Term of this Agreement, Manager shall deliver to Owner an annual accounting, showing the results of operation of the Hotel during the Fiscal Year and a computation of Total Operating Revenues, Operating Expenses, and EBITDA, if any, and any other information necessary to make the computations required hereby or which may be requested by Owner, all for such Fiscal Year.  The annual accounting for any Fiscal Year shall be controlling over the interim accountings for such Fiscal Year.  The Monthly Report for the last calendar month of the Fiscal Year will contain year-to-date calculations as described in the definition of Monthly Reports. In addition to the Monthly Reports, Owner has requested that Manager produce the Additional Reporting Analysis, and Manager will use good faith efforts working with Owner’s asset manager to produce the Additional Reporting Analysis on a monthly basis; provided that, (i) Owner acknowledges that the accuracy of each Additional Reporting Analysis may decrease for any periods after the first ninety (90) days covered by such Additional Reporting Analysis; and (ii) Owner shall, and shall cause Owner’s asset manager to, provide Manager with information regarding owner-level activity (e.g. fixed assets, loan balances, escrows, equity accounts, etc.) to be contemplated in the Additional Reporting Analysis.  In consideration of the additional cost and efforts required for Manager to generate the Additional Reporting Analysis, Owner shall pay the Additional Accounting Fee.

7.3Manager shall provide reasonable assistance to an accounting firm selected by Owner in order to permit such accounting firm to deliver to Owner annual audited financial statements of Owner for the immediately preceding Fiscal Year.  In addition, at Owner’s request, Manager shall provide to Owner the then-current SSAE

SOC 1 report covering Manager.  The fee for such SSAE SOC 1 report is determined by allocating pro-rata the total fee incurred by Manager for such report among the owners of all hotels operated by Manager or its Affiliates which participate in the SSAE SOC 1 program.

7.4On or before the date that is sixty (60) days following the Commencement Date, Manager shall submit to Owner the proposed Budgets for the remaining portion of the Fiscal Year in which the Commencement Date occurs and Owner and Manager shall cooperate to agree on the Budgets for the remainder of the Fiscal Year in which the Commencement Date occurs.  On or before each December 1 thereafter during the Operating Term, Manager shall submit the Budgets for the next Fiscal Year to Owner.  The Budgets shall be prepared in accordance with the Uniform System and GAAP to the extent applicable and shall otherwise be prepared in accordance with Manager’s standard financial reporting and budgeting practices.  Owner shall notify Manager in writing of its approval or disapproval of the Budgets not later than fifteen (15) days after the delivery of the Budgets to Owner and, if Owner disapproves any such Budget, Owner shall state in such notice the reasons therefor with reasonable particularity.  In the event Owner fails to notify Manager in writing of its approval or disapproval of any Budget on or before the expiration of such fifteen (15) day approval period, then such Budget shall be deemed approved by Owner.  Notwithstanding anything to the contrary contained in this Agreement, Manager is not warranting or guaranteeing in any respect that the actual operating results of the Hotel during the period covered by the Budgets will not materially vary from the Budgets.  The Budgets are an estimate only and unforeseen circumstances, including but not limited to, cost of labor, material, services and supplies, casualty, law, economic or market conditions may make adherence to the Budgets impracticable.

7.5If the Budgets (or any component of the Budgets) with respect to any Fiscal Year are disapproved by Owner as provided in Section 7.4 then, until the resolution of such dispute Manager shall cause the Hotel to be operated substantially in accordance with most recent approved Budgets, except for, or as modified by, (a) those components of such Budgets for the applicable Fiscal Year approved by Owner, (b) an adjustment to the disputed Budgets so as to increase (but not decrease) disputed expense items by the same percentage as any percentage increase in the CPI, from the CPI in effect on the first day of the first month of the Fiscal Year applicable to such last approved Budget to the CPI in effect on the first day of the first month of the Fiscal Year applicable to the disputed Budgets, (c) Necessary Expenses which shall be paid as required, (d) Emergency Expenses which shall be paid as required and (e) Opportunity Expenses.

ARTICLE 8

WORKING CAPITAL AND BANK ACCOUNTS

8.1Prior to the Commencement Date or as otherwise requested by Manager to fund necessary expenses related to the operations of the Hotel, Owner will provide Manager with Initial Working Capital for the Hotel.  Owner shall at all times provide, either from Total Operating Revenues or from other funds of Owner, sufficient funds as determined in the good faith business judgment of Manager to constitute normal working capital for the uninterrupted and efficient operation of the Hotel (but which, in no event, shall be an amount less than the Minimum Working Capital), including without limitation funds sufficient to operate, maintain and equip the Hotel in accordance with the Operating Standards.

Upon Manager’s notice to Owner that additional funds are required to assure timely payment of all current liabilities of the Hotel, including but not limited to, payroll expenses and other necessary Operating Expenses, which notice may be sent by e-mail, Owner shall within five (5) business days provide the funds necessary to pay such liabilities.  Any such failure to provide such funding shall constitute a breach under Section 12.1A of this Agreement.

8.2All funds received by Manager in the operation of the Hotel, including working capital furnished by Owner, shall be deposited in an Operating Account in such federally insured financial institution as may be selected by Manager and reasonably approved by Owner.  To the extent funds are currently available in the Operating Account, Manager, on behalf of Owner and from the Operating Account, shall pay all Operating Expenses, the Management Fees, sales, use and occupancy taxes and insurance premiums for the insurance required under Exhibit B.  Upon Owner’s written request and direction, Manager shall pay on behalf of Owner from the Operating Account (but only to the extent that such funds are available in the Operating Account following the payment of all Operating Expenses and such sales, use and occupancy taxes and insurance premiums), such Owner Payables as may be requested by Owner; provided, however, Manager will not be required to pay such Owner Payables until Manager receives Owner’s Payables Notice.  Owner agrees to provide Owner’s Payables Notice at least thirty (30) days prior to the date on which the first payment by Manager is due, and such Owner’s Payables Notice shall only be revocable upon thirty (30) days’ prior written notice from Owner. Manager’s payment and accounting of Owner Payables shall be subject to a supplemental accounting fee as may be mutually agreed to by Owner and Manager.  Together with the financial report provided for in Section 7.2, Manager shall distribute to Owner all sums in the Operating Account in excess of the then working capital requirements of the Hotel determined in accordance with Section 8.1 of this Agreement.

8.3An FF&E Reserve shall be maintained for a reserve for replacements, substitutions and additions to the FF&E. Owner may request that such FF&E Reserve shall be held in a federally insured financial institution account separate from the Operating Account.  During each Fiscal Year there shall be allocated, and to the extent such funds are available, and paid on a monthly basis to the FF&E Reserve from Total Operating Revenues or other funds provided by Owner an amount equal such amount as may be required under the Major Agreements.  All funds in the FF&E Reserve, together with any interest earned thereon shall be used solely for purposes of replacing or refurbishing the FF&E in accordance with the applicable Capital Budget.  Any funds remaining in the FF&E Reserve at the end of a Fiscal Year shall be carried forward to the next Fiscal Year.  Upon expiration or termination of this Agreement, Manager shall remit all remaining amounts in the FF&E Reserve forthwith to Owner.

8.4The Operating Account and any FF&E Reserve account shall be in the name of Manager as agent for Owner and shall be under the control of Manager; provided that, the FF&E Reserve account may be held as required by Owner’s lender.  Checks or other documents of withdrawal shall be signed only by representatives of Manager, provided that such representatives shall be bonded or otherwise insured in a manner reasonably satisfactory to Owner.  The premiums for bonding or other insurance shall be an Operating Expense except for premiums for bonding off-site executive employees of Manager. Subject to Article 19 herein, Manager agrees to comply with the reasonable cash requirements of Owner’s Lender provided such requirements shall not adversely affect the rights and obligations of Manager under this Agreement.

ARTICLE 9

REPAIRS, MAINTENANCE AND CAPITAL IMPROVEMENTS

9.1If Owner directly performs or contracts for repair, maintenance, refurbishing, construction or renovations at the Hotel, Owner must coordinate, and require its contractors and subcontractors to coordinate, with Manager including, but not limited to, causing any Owner employees, contractors or subcontractors to comply with safety and security rules of the Hotel and communicate on a regular basis the activities being performed at the Hotel to assure the health, safety and efficient operation of the Hotel, its guests, and the Hotel Employees.  Owner must comply with all laws, obtain all necessary permits and shall provide Manager copies of any permits prior to commencement of any such activities.

9.2Owner may, from time to time, at its sole expense, make Capital Improvements in or to the Hotel as Owner shall determine are necessary to comply with the Operating Standards. If Capital Improvements included in the definition of Building and Installations shall be required at any time during the Operating Term by the terms of any mortgage, the License Agreement, to maintain the Hotel in good operating condition or by reason of any Legal Requirements, or because Manager and Owner jointly agree upon the desirability thereof, then in such event all such Capital Improvements shall be made with as little hindrance to the operation of the Hotel as reasonably possible.  Notwithstanding the foregoing, as long as the Hotel can continue to operate without interruption, Owner shall have the right to contest the need for any such Capital Improvements required by any Legal Requirements and may postpone compliance therewith, if so permitted by law and if such postponement will not expose Manager to any civil or criminal liability.  All recommendations by Manager of Capital Improvements shall be submitted in conjunction with the Capital Budget for the Fiscal Year described in Section 7.4.  In the event that Owner elects to perform Major Renovations to the Hotel, Owner shall have the right to cause Manager to oversee the performance of the Major Renovations for which oversight Manager shall be paid a Project Fee (in addition to the Management Fees) equal to five percent (5%) of the budgeted hard cost items including contingency and any Owner-approved changes of the Major Renovations.  With respect to (a) Major Renovations as contemplated by this Agreement that Owner elects to have Manager oversee and (b) improvements that are not Major Renovations, Manager shall oversee such projects in a reasonably prudent manner.

ARTICLE 10

REAL ESTATE

10.1Provided that funds from Total Operating Revenues or funds otherwise provided by Owner are available, and provided that Manager has received written notice thereof sufficiently in advance to make such payments, and absent a requirement made by the Lender to escrow Property Taxes, Manager shall pay all Property Taxes on behalf of Owner not less than ten (10) days prior to the applicable due dates.  Upon Owner’s request, Manager shall promptly furnish Owner with proof of payment of Property Taxes.

10.2Owner may initiate a Tax Contest, and Manager agrees to cooperate with Owner in a Tax Contest and execute any documents or pleadings required for such purpose, provided that the facts set forth in such documents or pleadings are accurate and that such cooperation or execution does not impose any liability on Manager.  All costs and expenses incurred by Owner and Manager in connection with a Tax Contest shall be Non-Operating Income and Expenses.

10.3Owner represents, warrants and covenants that it holds good and marketable leasehold title to the Hotel and that it will maintain good and marketable leasehold title to the Hotel free of any and all liens, encumbrances or other charges except for easements or encumbrances that do not adversely affect the operation of the Hotel, mortgages or liens for taxes, assessment levies or other public charges not yet due or payable.

10.4Owner covenants and represents that, at a minimum, it has conducted an Environmental Phase I survey at the time Owner acquired or leased the Hotel and that there are no Hazardous Materials on any portion of the Hotel or its surrounding site; that no Hazardous Materials have been released or discharged on the Hotel or its surrounding site.  Owner agrees that it has provided Manager with all information and reports regarding the environmental condition of the Hotel and any hazards that are contained in or around the Hotel, including, but not limited to, any Environmental Phase I or Phase II reports that may have been performed.  Owner shall update Manager immediately upon any change of this information or status.  In the event of the discovery of any Hazardous Materials on any portion of the Hotel or its surrounding site, Owner shall promptly remove such Hazardous Materials and shall remedy the problem in accordance with all laws, rules and regulations of any governmental authority. To the extent set forth in Section 15.2, Owner shall indemnify, defend and hold Manager harmless from and against all losses, expenses and liabilities (including but not limited to any professional fees incurred by Manager to assess the situation or obtain advice on how to proceed) in the event of a violation of this section or Owner’s failure to act promptly in accordance with this Section 10.4.

ARTICLE 11

REPRESENTATIONS, WARRANTIES AND COVENANTS

Owner and Manager do hereby make the following representations, warranties and covenants:

A.the execution of this Agreement is permitted by its organizational documents and this Agreement has been duly authorized, executed and delivered and constitutes the legal, valid and binding obligation and is enforceable in accordance with the terms hereof;

B.there is no claim, litigation, proceeding or governmental investigation pending, or as far as is known to either party, threatened, against or relating to, the properties or business or the transactions contemplated by this Agreement which does, or may reasonably be expected to, materially and adversely affect the ability of such party to enter into this Agreement or to carry out its obligations hereunder, and there is no basis for any such claim, litigation, proceedings or governmental investigation, except as has been fully disclosed in writing to the other party;

C.neither the consummation of the transactions contemplated by this Agreement by this Agreement nor the fulfillment of the terms, conditions and provisions of this Agreement, conflicts with or will result in the breach of any of the terms, conditions or provisions of, or constitute a default under, any agreement, indenture, instrument or undertaking that either party is a party or by which it is bound;

D.neither party, nor any of their Affiliates (or any of their respective principals, partners or funding sources), is nor will become (a) a person designated by the U.S. Department of Treasury’s Office of Foreign Asset Control as a “specially designated national or blocked person” or similar status, (b) a person described in Section 1 of U.S. Executive Order 13224 issued on September 23, 2001; (c) a person otherwise identified by a government or legal authority as a person with whom Owner or Manager is prohibited from transacting business; (d) directly or indirectly owned or controlled by the government of any country that is subject to an embargo by the United States government; or (e) a person acting on behalf of a government of any country that is subject to an embargo by the United States government.  Both parties agree that they will notify the other in writing immediately upon the occurrence of any event which would render the foregoing representations and warranties contained in this Section (D) incorrect; and

E.(a) that it has not and will not take any action that would constitute a violation, or implicate  the other party or its Affiliates or personnel in a violation of the United States Foreign Corrupt Practices Act of 1977, as amended, the United Kingdom Bribery Act, and any other applicable anti-corruption legislation enacted by the United states or other countries in which either party or their Affiliates conducts business; (b) that it has not and will not take any action that would constitute a violation, or implicate the other party or its Affiliates or personnel in a violation of applicable economic sanctions laws administered by the United States (including the Department of Treasury, Office of Foreign Assets Control), the United Kingdom, or the European Union; and (c) that the information provided herein, as well as any documentation submitted herewith, is true, accurate, and complete as of the date hereof, and each party understands and acknowledges that a party or its representatives may require additional information from the other party in order to comply with applicable anti-corruption and economic sanctions laws and regulations.

ARTICLE 12

EVENTS OF DEFAULT

12.1The following shall constitute Events of Default:

A.If Owner shall fail to provide funding in accordance with Section 8.1, and such default continues for a period of five (5) days after written notice from the Manager;

B.If either party shall be in default in the payment of any amount required to be paid under the terms of this Agreement, and such default continues for a period of ten (10) days after written notice from the other party;

C.If either party shall be in material default of its obligations under this Agreement that is likely to result in a threat to the health and safety of the Hotel Employees or guests, then the non-defaulting party may terminate this Agreement upon written notice if such default is not immediately cured;

D.If either party shall be in material default in the performance of its other obligations under this Agreement, and such default continues for a period of thirty (30) days after written notice from the other party, provided that if such default cannot by its nature reasonably be cured within such thirty (30) day period, an

Event of Default shall not occur if and so long as the defaulting party promptly commences and diligently pursues the curing of such default;

E.If either party shall (i) make an assignment for the benefit of creditors, (ii) institute any proceeding seeking relief under any federal or state bankruptcy or insolvency laws, (iii) institute any proceeding seeking the appointment of a receiver, trustee, custodian or similar official for its business or assets or (iv) consent to the institution against it of any Involuntary Proceeding;

F.If an Involuntary Proceeding shall be commenced against either party and shall remain undismissed for a period of sixty (60) days;

G.If either party violates Article 11D or Article 11E hereof, in which case the other party may terminate this Agreement immediately;

H.If, within thirty (30) days after receiving Manager’s written request, Owner fails to approve any changes, repairs, alterations, improvements, renewals or replacements to the Hotel which Manager determines in its reasonable judgment are necessary to (i) protect the Hotel, Owner and/or Manager from innkeeper liability exposure, (ii) ensure material compliance with any applicable code requirements pertaining to life safety systems requirements or (iii) ensure material compliance with any applicable Employment Laws, then, Manager may terminate this Agreement upon thirty (30) days’ written notice to Owner delivered at any time after the expiration of Owner’s thirty (30) day approval period; and

I.If Manager shall fail to maintain and operate the Hotel in accordance with the standards required under Section 2.1A and such failure shall not be due to a refusal on the part of Owner to approve the Budgets submitted by Manager under Section 7.4 or Owner’s failure to properly provide funds requested pursuant to the provisions of Section 8.1 and such failure shall continue for a period of sixty (60) days after written notice by Owner to Manager specifying the matters or conditions which constitute the basis for such Event of Default, provided that if such failure is not reasonably capable of cure within such sixty (60) day period, then the cure period shall be extended provided that Manager commences the cure during such initial sixty (60) day period and thereafter diligently and continuously pursues the cure thereof to completion.

12.2Unless otherwise stated in Section 12.1 hereof, if any Event of Default shall occur, the non-defaulting party may terminate this Agreement on five (5) days’ prior written notice to the defaulting party.

12.3The right of termination set forth in Section 12.2 shall not be in substitution for, but shall be in addition to, any and all rights and remedies for breach of contract available in law or at equity.

12.4Each of the parties hereto irrevocably waives any right such party may have against the other party hereto at law, in equity or otherwise to any consequential damages, statutory or treble damages, punitive damages or exemplary damages.

12.5A.If Owner shall fail to make any payment or to perform any act required of Owner pursuant to this Agreement, Manager may (but shall not be obligated to), without further notice to, or demand upon, Owner and without waiving or releasing Owner from any obligations under this Agreement, make such payment (either with its own funds or with funds withdrawn for such purpose from the Operating Accounts or the FF&E Reserve) or perform such act.  All sums so paid by Manager and all necessary incidental costs and expenses incurred by Manager in connection with the performance of any such act, together with interest thereon at the Default Rate from the date of making such expenditure by Manager, shall be payable to Manager on demand.

B.Manager shall have the right to set-off against any payments to be made to Owner by Manager under any provision of this Agreement and against all funds from time to time in the Operating Accounts and the FF&E

Reserve, any and all liabilities of Owner to Manager.  Manager may withdraw from the Operating Accounts and the FF&E Reserve from time to time such amounts as Manager deems desirable in partial or full payment of all or any portion of said liabilities, the amount of such withdrawals to be paid by Owner to Manager on demand and to be replaced in the respective account and fund.

ARTICLE 13

TERMINATION RIGHTS

If Owner proposes to sell or otherwise dispose of the Hotel or Owner’s interests therein in a true arms length transaction, to a bona fide third-party, (unless the purchaser retains Manager to operate the Hotel under the same terms or terms substantially similar to those in this Agreement, as determined by Manager in its sole discretion), Owner shall provide Manager with written notice of termination of this Agreement not less than ninety (90) days prior to the scheduled date of closing of the sale of the Hotel and if such sale or disposition is prior to the third (3rd) anniversary of the Commencement Date, Owner shall pay to Manager the applicable Termination Fee on the date of the closing of such sale.  This Agreement will terminate effective upon the consummation of the closing of such sale and the payment to Manager of the applicable Termination Fee and all amounts due to Manager under this Agreement through the effective date of the closing of such sale or disposition; provided, however, if such a sale does not actually occur, the notice of termination shall be deemed ineffective and no Termination Fee shall be due or payable.

ARTICLE 14

ACTIONS UPON TERMINATION

14.1Upon the termination or expiration of the Operating Term of this Agreement, whether due to the occurrence of an Event of Default or otherwise, Manager and Owner agree to reasonably cooperate and sign any documents reasonably necessary to effect the change in management of the Hotel.  Manager shall cooperate with Owner and shall execute those documents or instruments reasonably requested by Owner in connection with the transfer or reissuance of the Permits, without payment of a fee to Manager, to Owner or its nominee, provided that (i) Owner shall cooperate and require that its nominee cooperate with Manager with respect to such transfers, and (ii) Manager shall not be required to incur liability or out of pocket cost (which shall include any attorney fees) in connection with such transfers.  Without limiting the generality of the foregoing, Manager shall cause its officers to execute and deliver documents (and if required under applicable Legal Requirements, visit licensing authorities, along with Owner’s representatives), in order to expedite the orderly transfer or reissuance to Owner or its designee of the Permits.

14.2Upon the expiration or termination of this Agreement for any reason Owner shall pay to Manager all Management Fees, Reimbursable Expenses and other amounts due under this Agreement through the effective date of termination.

14.3Upon the expiration or termination of this Agreement for any reason, a termination reserve shall be established to (a) reimburse Manager for all costs and expenses incurred by Manager in terminating its Hotel Employees (such as severance pay, unemployment compensation, employment relocation, earned and accrued vacation pay, bonus accruals, estimated tax payments and any other employee liability costs arising out of termination of employment of Manager’s employees at the Hotel); and (b) pay outstanding accounts payable for liabilities and obligations incurred during the Operating Term.

14.4Following the termination or expiration of the Operating Term, Manager will provide a final accounting report in accordance with the provisions set forth in Section 7.2 of this Agreement and in the same manner and scope as previously provided by Manager following prior Fiscal Years under this Agreement.  In the event that Owner requests additional reports or assistance from Manager following the third month after the termination or expiration of this Agreement, notwithstanding anything to the contrary contained in this Agreement, Owner shall pay to Manager the Accounting Fee through the date on which such additional services or assistance are to be provided.

14.5Owner hereby acknowledges and agrees compliance with the provisions of the WARN Act upon any disposition of the Hotel, upon expiration or any termination of this Agreement or upon the occurrence of any other event giving rise to the application of the WARN Act is the responsibility and obligation of Owner, and Owner shall (i) cause the succeeding employer to hire and retain (for at least the period required under the WARN Act) a sufficient number of employees at the Hotel to avoid the occurrence of a “mass layoff” or “closing” under the WARN Act or (ii) provide Manager with sufficient notice of termination to allow Manager to comply with the WARN Act and avoid any liability thereunder.  The provisions of this Section 14.5 shall survive the expiration or termination of this Agreement.

ARTICLE 15

INDEMNITY

15.1To the fullest extent permitted by law, Manager hereby agrees to indemnify, defend and hold Owner (and Owner’s agents, principals, shareholders, partners, members, officers, directors and employees) harmless from and against all liabilities, losses, claims (including, but not limited to, employment-related claims and litigation), causes, damages, costs and expenses (including, but not limited to, reasonable attorneys’ fees and expenses) that may be incurred by or asserted against any such party and that arise from the fraud, willful misconduct or gross negligence of the Executive Personnel.

Manager’s obligations under this Section 15.1 shall not include any losses, expenses or damages arising from any matters relating to the structural integrity of the Hotel or other matters relating to defects in the Hotel premises including its design, materials, or workmanship in the construction of the Hotel.

15.2Except as provided in Section 15.1, to the fullest extent permitted by law, Owner hereby agrees to indemnify, defend and hold Manager (and Manager’s agents, principals, shareholders, partners, members, officers, directors and employees) harmless from and against all liabilities, losses, claims (including, but not limited to, employment-related claims and litigation), causes, damages, costs and expenses (including, but not limited to, reasonable attorneys’ fees and expenses) arising out of, or incurred in connection with, the management and operation of the Hotel, whether arising before, during or after the Operating Term.

15.3If any claim, lawsuit or other proceeding is brought against any Indemnified Party hereunder, arising under or based upon any of the matters for which such party is indemnified under this Agreement, such Indemnified Party shall promptly notify the Obligor in writing (which may be in the form of email) thereof.  The Parties shall cooperate in the preparation and conduct of any defense to any such claim or suit. Without limitation of the indemnification obligations set forth in this Agreement, if the Indemnified Party requests the Obligor to defend an indemnified matter but Obligor should fail to faithfully and completely cooperate and defend, the Indemnified Party may defend, pay, or settle the claim with full rights of recourse against the Obligor for any and all fees, costs, expenses, and payments, including but not limited to attorney’s fees and settlement payments, made or agreed to be paid in order to discharge the claim, cause of action, dispute, or litigation. EXCEPT AS EXPRESSLY STATED IN SECTION 15.1 OR 15.2, THE OBLIGOR’S INDEMNIFICATION OBLIGATIONS SET FORTH IN THIS AGREEMENT SHALL APPLY WITHOUT REGARD TO THE CAUSES THEREOF, INCLUDING, WITHOUT LIMITATION, PRE-EXISTING CONDITIONS WHETHER SUCH CONDITIONS BE PATENT OR LATENT, STRICT LIABILITY, TORT, BREACH OF CONTRACT, OR THE NEGLIGENCE OF ANY PERSON OR PARTY, INCLUDING THE INDEMNIFIED PARTY OR PARTIES, WHETHER SUCH FORM OF NEGLIGENCE BE SOLE, JOINT AND/OR CONCURRENT, ACTIVE OR PASSIVE, OR ANY OTHER THEORY OF LEGAL LIABILITY.

15.4Notwithstanding the foregoing:

A.Owner and Manager agree that, with respect to liabilities covered under this Article 15, they will look first to applicable insurance coverages in effect pursuant to this Agreement for recovery and defense; provided that, the limits of any such coverage shall not limit the indemnification obligations.

B.Owner acknowledges and agrees that any party’s mere allegation or claim of a fraudulent act, grossly negligent act or act of willful misconduct by the Executive Personnel does not trigger any obligation of Manager under Section 15.1 and that, pending the determination of any question as to whether either party is entitled to indemnification under Sections 15.1 or 15.2, Manager shall be entitled to charge as Operating Expenses (and pay from the Operating Account) all expenses of defending or otherwise handling any claim or litigation under this Agreement.

15.5The provisions of this Article 15 shall survive the expiration or termination of this Agreement and be enforceable as a separate agreement in the event its survival and enforcement becomes necessary.

ARTICLE 16

INSURANCE

The parties shall comply with the insurance provisions and requirements set forth on Exhibit B attached hereto and fully incorporated herein.

ARTICLE 17

CASUALTY AND CONDEMNATION

17.1If the Hotel is damaged by fire or other casualty, Manager shall promptly notify Owner.  This Agreement shall remain in full force and effect subsequent to such casualty provided that either party may terminate this Agreement upon thirty (30) days’ prior notice to the other party if (a) Owner shall elect to close the Hotel as a result of such casualty (except on a temporary basis for repairs or restoration) or (b) Owner shall determine in good faith not to proceed with the restoration of the Hotel; provided further, Manager may terminate this Agreement upon thirty (30) days’ prior notice to Owner if twenty percent (20%) or more of the rooms in the Hotel are unavailable for rental for a period of sixty (60) days or more as a result of such casualty.

17.2If all or any portion of the Hotel becomes the subject of a condemnation proceeding or if Manager learns that any such proceeding may be commenced, Manager shall promptly notify Owner upon Manager’s receipt of written notice thereof.  Either party may terminate this Agreement on thirty (30) days’ notice to the other party if (a) all or substantially all of the Hotel is taken through condemnation or (b) less than all or substantially all of the Hotel is taken, but, in the reasonable judgment of the party giving the termination notice, the Hotel cannot, after giving effect to any restoration as might be reasonably accomplished through available funds from the condemnation award, be profitably operated as a first-class, full-service hotel.

17.3Any condemnation award or similar compensation shall be the property of Owner, provided that Manager shall have the right to bring a separate proceeding against the condemning authority for any damages and expenses specifically incurred by Manager as a result of such condemnation.

17.4Actions as to damage or destruction and condemnation shall be taken only in a manner that is consistent with the terms and conditions of the Major Agreements and any conflict between those terms and conditions and the provisions of this Agreement shall be resolved in favor of the Major Agreements.

ARTICLE 18

NON-ASSIGNABILITY

This Agreement shall not be assignable by Manager or Owner; provided however, that either party shall be entitled to assign this Agreement to an Affiliate of such party as part of a modification to such party’s company structure in which all or substantially all of such party’s assets are transferred to an Affiliate of such party; and Manager shall have the right to assign its rights to receive payments under this Agreement as security for indebtedness or other obligations.

ARTICLE 19

SUBORDINATION; ESTOPPEL AND RECOGNITION

19.1Manager acknowledges and agrees that its rights under this Agreement are subject and subordinate to the lien of any first mortgage or deed of trust loan, or any junior mortgage or deed of trust loan held by an institutional investor, encumbering the Hotel whether now or hereafter existing; provided, however, that (a) Manager shall not be obligated to waive or forbear from receiving, on a current basis and as and when due under this Agreement, any and all fees due to it under this Agreement prior to an Event of Default under any such mortgage or deed of trust and (b) Manager shall not be obligated to waive, or to forbear from exercising (unless and to the extent Manager receives adequate assurance, in Manager’s good faith business judgment, that it will be paid or reimbursed for any and all amounts due to Manager under this Agreement during the period of any such forbearance) any right it may have to terminate this Agreement pursuant to Article 13 above.  The provisions of this Section 19.1 shall be self operative but Manager agrees to execute and deliver promptly any document or certificate containing such other terms as may be customary and reasonable confirming such subordination as Owner or the holder of any such lien may reasonably request.

19.2If any person or entity making or holding a loan to be secured by a mortgage or deed of trust encumbering the Hotel shall request that Manager agree to modifications of this Agreement, Manager shall enter into an agreement setting forth such modifications provided that the same do not adversely affect the rights or obligations of Manager under this Agreement.  Such modifications may include, but shall not be limited to, Manager’s agreement to give simultaneous notice of, and the opportunity to cure within the applicable cure period set forth herein, any defaults on the part of Owner to such person or entity.

19.3Owner and Manager agree, at any time and from time to time, as requested by the other party, upon not less than ten (10) days’ prior written notice, to execute and deliver to the other a statement certifying that this Agreement is unmodified and in full force and effect (or if there have been modifications, that the same are in full force and effect as modified and stating the modifications), certifying the dates to which required payments have been paid, and stating whether or not, to the best knowledge of the signer, the other party is in default in performance of any of its obligations under this Agreement, and if so, specifying each such default of which the signer may have knowledge, it being intended that such statement delivered pursuant hereto may be relied upon by others with whom the party requesting such certificate may be dealing.

ARTICLE 20

NOTICES

Any notice, statement or demand required to be given under this Agreement shall be in writing, sent by certified mail, postage prepaid, return receipt requested, or by Federal Express of other nationally-recognized overnight courier, receipt confirmed, addressed if to:

Owner:LF3 Houston TRS, LLC and

LF3 Houston, LLC

c/o Linzey Erickson

1635 43rd Street South, Suite 200

Fargo, North Dakota 58103

and Manager:    Interstate Management Company, LLC

c/o Aimbridge Hospitality, LLC

5301 Headquarters Drive

Plano, Texas 75024

Attn: Chief Legal Officer

With copy to:Eckert Seamans Cherin & Mellott, LLC

600 Grant Street, 44th Floor

Pittsburgh, PA 15219

Attn: Patricia Mahlstedt

or to such other addresses as Manager and Owner shall designate in the manner provided in this Article 20. Any notice or other communication shall be deemed given (a) on the date third (3rd) business day after it shall have been mailed, if sent by certified mail, or (b) on the date received if it shall have been sent via Federal Express or other nationally-recognized overnight courier service.

ARTICLE 21

MISCELLANEOUS

21.1Owner and Manager shall execute and deliver all other appropriate supplemental agreements and other instruments, and take any other action necessary to make this Agreement fully and legally effective, binding, and enforceable as between them and as against third parties; provided, however, that neither party shall be required to execute any other document or instrument or perform any other action that would materially increase its liability or decrease its rights under this Agreement.

21.2This Agreement, including the schedules and exhibits attached hereto, constitutes the entire agreement between the parties relating to the subject matter hereof, superseding all prior agreements or undertakings, oral or written.  Owner acknowledges that in entering into this Agreement, Owner has not relied on any projection of earnings, statements as to the possibility of future success, or other similar matter which may have been prepared by Manager.

21.3Subject to the express limitations set forth in this Agreement and excluding those obligations that accrue prior to the occurrence of an event of Unavoidable Interruption or obligations that, if not performed, would cause a material adverse effect on the Hotel or its operations (for instance, the requirement to maintain the Permits or insurance obligations hereunder), if either party’s failure to comply with, perform or satisfy any representation, warranty, covenant, undertaking, obligation or condition set forth in this Agreement is caused by or due to, in whole or in part, any Unavoidable Interruption, such representation, warranty, covenant, undertaking, obligation or condition (except regarding insurance coverages and monetary payments) shall be adjusted to the extent and for so long as such party’s failure is caused by or due to, in whole or in part, such Unavoidable Interruption. In the event of any occurrence constituting an Unavoidable Interruption, the party claiming the benefit of this Section 21.3 shall promptly notify the other party of such occurrence and, in the case of Manager so notifying Owner, Manager shall keep Owner informed as to the extent and impact thereof on the Hotel.

21.4This Agreement shall be construed, both as to its validity and as to the performance of the parties, in accordance with the laws of the State of Texas without reference to its conflict of laws provisions.

21.5The headings of the titles to the articles of this Agreement are inserted for convenience only and are not intended to affect the meaning of any of the provisions hereof.

21.6A waiver of any of the terms and conditions of this Agreement may be made only in writing and shall not be deemed a waiver of such terms and conditions on any future occasion.

21.7This Agreement shall be binding upon and inure to the benefit of Owner and Manager and their respective successors and permitted assigns.

21.8This Agreement may not be modified, amended, surrendered or changed, except by a written document signed by the Owner and Manager agreeing to be bound thereby.

21.9Except as herein otherwise provided, whenever in this Agreement the consent or approval of Manager or Owner is required, such consent or approval shall not be unreasonably withheld or delayed.  Such consent or approval shall also be in writing only and shall be executed only by an authorized officer or agent of the party granting such consent or approval.

21.10Owner and Manager agree to keep the terms and conditions of this Agreement and all information and data obtained, possessed, or generated in connection with the Hotel (collectively for the purposes of this Section 21.10, "Privileged Information"), strictly confidential and not to make any public announcements or any disclosures to any third parties, either orally or in writing, with respect to any Privileged Information without the written consent of the other party hereunder; provided, however, the restrictions imposed hereby shall not apply to any Privileged Information (a) which is required to be disclosed in order to comply with any law, ordinance, governmental decree or any rule, regulation or decree of any interested governmental body, or (b) which must otherwise be disclosed to relevant third-parties, including franchisors, accountants, attorneys and lenders, in the course of reasonable and diligent management and operation of the Hotel or the business of Owner, or of any Affiliate of Owner or Manager, or (c) as may be necessary to comply with its obligations, or enforce its rights, under this Agreement, provided that the persons to whom any Privileged Information is disclosed pursuant to this Section 21.10 are informed of the confidential nature of the Privileged Information disclosed to them and agree to act in accordance with the provisions of this Section 21.10 with respect to all Privileged Information, or (d) which together with the data from other sources, is used for benchmarking, analytical, internal metrics or other business purposes so long as such data is on an aggregated or non-attribution basis such that Hotel-specific data, performance or results cannot be ascertained.  Privileged Information shall not include information that becomes generally available to the public through no act or default of the recipient.  The provisions of this Section 21.10 shall survive the expiration or termination of this Agreement.

21.11In the event that any one or more of the phrases, sentences, clauses or paragraphs contained in this Agreement shall be declared invalid by the final and unappealable order, decree or judgment of any court, this Agreement shall be construed as if such phrases, sentences, clauses or paragraphs had not been inserted, unless such construction would substantially destroy the benefit of the bargain of this Agreement to either of the parties hereto.

21.12This Agreement may be executed in any number of counterparts each of which shall, when executed, be deemed to be an original and all of which shall be deemed to be one and the same instrument.  Documents executed, scanned and transmitted electronically and electronic signatures shall be deemed original signatures for purposes of this Agreement and all matters related thereto, with such scanned and electronic signatures having the same legal effect as original signatures.  This Agreement, and any other document necessary for the consummation of the transaction contemplated by this Agreement, may be accepted, executed or agreed to through the use of an electronic signature in accordance with the Electronic Signatures in Global and National Commerce Act (“E-Sign Act”), Title 15, United States Code, Sections 7001 et seq., the Uniform Electronic Transaction Act (“UETA”) and any applicable state law. Any document accepted, executed or agreed to in conformity with such laws will be binding on each party as if it were physically executed.

ARTICLE 22

JOINDER BY FEE OWNER

Fee Owner enters into this Agreement for the limited purpose of unconditionally and irrevocably guarantying to Manager that Owner shall timely pay and perform Owner’s obligations under this Agreement and upon default by Owner under this Agreement, Manager may pursue its rights against Fee Owner. No delay on the part of Manager in the exercise of any right or remedy shall operate as a waiver of such right or remedy, and no single or partial exercise by Manager of any right or remedy shall preclude the further exercise of such right or remedy. Without affecting the obligations of Fee Owner under this Article 22, Manager may, without notice to Fee Owner, waive, renew, extend, modify, amend or release any obligation of Owner under this Agreement or settle, adjust or compromise any claims that Manager may have against Owner. Any notice provided by Manager to Owner shall constitute notice to Fee Owner. This Article shall survive the expiration or termination of this Agreement.

Signatures appear on the following page.

IN WITNESS WHEREOF, Owner and Manager have duly executed this Agreement the day and year first above written.

OWNER:

LF3 HOUSTON TRS, LLC
a Delaware limited liability company

BY: Lodging Fund REIT III TRS, Inc.
ITS: Sole Member

By: Lodging Fund REIT III OP, LP
Its: Sole Shareholder

By: Lodging Fund REIT III, Inc.
Its: General Partner

By:	/s/ Samuel C. Montgomery
Name:	Samuel C. Montgomery
Title:	Chief Financial Officer

MANAGER:

INTERSTATE MANAGEMENT COMPANY, LLC

By:	/s/ Gregory Moundas
Name:	Gregory Moundas
Title:	Vice President

FEE OWNER:

LF3 HOUSTON, LLC
a Delaware limited liability company

By: Lodging Fund REIT III OP, LP
Its: Sole Shareholder

By: Lodging Fund REIT III, Inc.
Its: General Partner

By:	/s/ Samuel C. Montgomery
Name:	Samuel C. Montgomery
Title:	Chief Financial Officer

Signature Page to Management Agreement

SCHEDULE 1

THE HOTEL

Brand Name of Hotel:Hilton Garden Inn

Physical Address of Hotel: 15400 John F. Kennedy Boulevard, Houston, Texas 77032

County of Hotel: Harris County

Vertical:	Select Service Hotel

Fee Owner: LF3 Houston, LLC

Number of Guest Rooms:182 guestrooms

Licensor: Hilton Worldwide Holdings Inc. or its Affiliates for its Hilton® brand

Initial Working Capital:	$120,000

Minimum Working Capital: $120,000

Base Fee:A Base Fee in an amount equal to two and one half percent (2.5%) of Total Operating Revenues for services rendered under this Agreement during the Operating Term, including any partial month at the beginning or at the end of the Operating Term.

Accounting Fee: An Accounting Fee for accounting services provided by Manager’s corporate employees on a “centralized” basis for the Hotel in the amount of Two Thousand Five Hundred Forty-Eight Dollars ($2,548) per month for each Accounting Period during the Operating Term and for three (3) months after the expiration or termination of this Agreement. The Accounting Fee shall be increased annually by three percent (3%) effective January 1 of each Fiscal Year beginning January 1, 2022.

Additional Accounting Fee:An Additional Accounting Fee for costs incurred by Manager in the delivery of the Additional Reporting Analysis requested by Owner, in the amount of Four Hundred Dollars ($400) per month for each Accounting Period during the Operating Term (consisting of: (i) $100 per month for A3 customization and additional maintenance; and (ii) $300 per month for the additional accounting services provided to produce the Additional Reporting Analysis). The Additional Accounting Fee shall be increased annually by three percent (3%) effective January 1 of each Fiscal Year beginning January 1, 2022.

Revenue Management Fee:Tier Level: 2

A Revenue Management Fee for revenue management services provided by Manager’s corporate employees on a “centralized” basis in the amount of One Thousand Five Hundred Dollars ($1,500) per month for each Accounting Period during the Operating Term.  The Revenue Management Fee shall be

1

increased annually by three percent (3%) effective January 1 of each Fiscal Year beginning January 1, 2020.

eCommerce Fee:An eCommerce Fee for eCommerce services provided by Manager’s digital team in the amount of One Thousand Dollars ($1,000) per month for each Accounting Period during the Operating Term.  The eCommerce Fee shall be increased annually by three percent (3%) effective January 1 of each Fiscal Year beginning January 1, 2020.

Incentive Fee:Manager will receive a performance incentive fee equal to thirty-five percent (35%) of the difference between the actual Gross Operating Profit (as defined in this Agreement) for such period minus the Gross Operating Profit in the approved Operating Budget for such period. Notwithstanding the foregoing, under no circumstance will the performance Incentive Fee for any period exceed four and one-half percent (4.5%) of Total Operating Revenues for such period.

2

SCHEDULE 2

DEFINITIONS

“Accounting Fee” shall have the meaning set forth in Article 4.

“Accounting Period” shall mean each calendar month (whether of 28, 29, 30 or 31 days) during each Fiscal Year.

“Additional Reporting Analysis” shall mean a twelve (12) month (“F-12”) rolling forecast and related cash flow, involving reporting beyond current calendar year considerations, which shall include the following: (i) extrapolating and applying long-range trend assumptions to arrive at F-12 view; (ii) seasonality application; and (iii) COVID handicapping.

“Affiliate(s)” shall mean any person or entity that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with another person or entity.  The term “control” (and correlative terms) shall mean the power, whether by contract, equity ownership or otherwise, to direct the policies or management of a person or entity.  Without limiting the foregoing, an “Affiliate” also includes any partner or a partnership of any party to this Agreement, any member or membership parties thereto and any corporation, partnership, individual or trust related to or controlling or controlled by such partnership, individual or trust related to or controlling or controlled by such partnership party or its partners or such membership party or its members.  A natural person is related to another natural person if he or she is a spouse, parent, or lineal descendant of the other person.

“Agreement” shall mean this Hotel Management Agreement.

“Base Fee” shall have the meaning set forth in Article 4.

“Budgets” shall mean the Operating Budget, the Capital Budget, and such other reports or projections as Owner may reasonably request and to which Manager agrees in writing.

“Building” shall mean a building with (a) the hotel building located on the Premises, and (b) landscaping and other related facilities, together with all facilities located at, or used in connection with the operation of the building for hotel purposes including, without limitation, any swimming pools, health club and recreational facilities, conference and meeting rooms, walkways, and parking facilities.

“Capital Budget” shall mean a capital budget setting forth in reasonable line-item detail proposed capital projects and expenditures for the Hotel including but not limited to FF&E expenditures which, if any, will be expensed in the then current Fiscal Year in accordance with GAAP.

“Capital Improvements” shall means structural repairs, replacements, substitutions, alterations, additions or improvements (exclusive of FF&E).

“Centralized Services” shall mean those services listed on Exhibit A attached hereto and other additional services more efficiently provided on a group and centralized basis, as are made available generally to similar properties managed by Manager or its Affiliates from time to time.

“Commencement Date” shall mean the date on which Fee Owner acquires the Hotel and leases the Hotel to Owner pursuant to the Operating Lease.

“CPI” shall mean the Consumer Price Index - All Urban Consumers (U.S. City Average) (1982-1984 =100), or any successor index thereto appropriately adjusted.

1

“Data Security Requirements” shall mean (a) the then current Payment Card Industry Data Security Standards and other applicable information security and operating rules and regulations of the credit card associations and (b) applicable Legal Requirements with respect to data protection and privacy, including, but not limited to, the California Consumer Privacy Act, as amended, and its implementing regulations.

“Default Rate” shall mean the lesser of (a) the Prime Rate plus four percent (4%) per annum or (b) the highest lawful rate permitted by applicable Legal Requirements from time to time.

“EBITDA” shall have the meaning set forth in the Uniform System.

“eCommerce Fee” shall have the meaning set forth in Article 4.

“Effective Date” shall mean the date of this Agreement as set forth in the introductory paragraph hereto.

“Emergency Expenses” shall mean expenses, regardless of amount, which in Manager’s good faith judgment are immediately necessary to protect the physical integrity or lawful operation of the Hotel or the health or safety of its occupants.

“Employment Laws” shall mean any federal, state, local and foreign statutes, laws, ordinances, regulations, rules, permits, judgments, orders and decrees affecting labor union activities, civil rights or employment in the United States, including, without limitation, the Civil Rights Act of 1870, 42 U.S.C. §1981, the Civil Rights Acts of 1871, 42 U.S.C. §1983 the Fair Labor Standards Act, 29 U.S.C. §201, et seq., the Civil Rights Act of 1964, 42 U.S.C. §2000e, et seq., as amended, the Age Discrimination in Employment Act of 1967, 29 U.S.C. §621, et seq., the Rehabilitation Act, 29 U.S.C. §701, et seq., the Americans With Disabilities Act of 1990, 29 U.S.C. §706, 42 U.S.C. §12101, et seq., the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 301, et seq., the Equal Pay Act, 29 U.S.C. §201, et seq., the National Labor Relations Act, 29 U.S.C. §151, et seq., and any regulations promulgated pursuant to such statutes (as amended from time to time, and together with any similar laws now or hereafter enacted).

“Employment Policies” shall mean the policies, procedures and programs for the Hotel relating to the employment of Hotel Employees, including wage, benefits and severance policies.

“Event of Default” shall mean any of the events described in Section 12.1, provided that any condition contained therein for the giving of notice or the lapse of time, or both, has been satisfied.

“Executive Personnel” shall mean the general manager and the director of sales of the Hotel.

“Fee Owner” shall have the meaning set forth on Schedule 1.

“FF&E” shall mean the furniture, furnishings, wall coverings, floor coverings, window treatments, fixtures and hotel equipment and vehicles.

“FF&E Reserve” shall mean a reserve for replacements, substitutions and additions to the FF&E.

“Fiscal Year” shall mean the fiscal year that ends on the last day of each calendar year.  The first Fiscal Year shall be the period commencing on the Commencement Date and ending on December 31st of the same calendar year in which the Commencement Date occurs.  The last Fiscal Year shall be the period commencing on January 1st of the same calendar year in which the last day of the Operating Term of this Agreement occurs and ending on such last day of the Operating Term. The words “full Fiscal Year” shall mean any Fiscal Year containing not fewer than 365 days.  A partial Fiscal Year after the end of the last full Fiscal Year and ending with the expiration or earlier termination of the Operating Term shall constitute a separate Fiscal Year.

2

“GAAP” shall mean generally accepted accounting principles in the United States.

“Gross Operating Profit” shall mean the amount, if any, by which Total Operating Revenues exceed Operating Expenses.

“Hazardous Materials” shall mean any substance or material identified by any law, rule or regulation as being hazardous to the health and safety of guests or Hotel Employees and requiring the monitoring, clean up or removal of such substance.

“Hotel” shall mean (a) the Building and Installations and the Premises owned by Owner, including any parking facilities and any other facilities located on such land (b) all FF&E, all Operating Equipment and Supplies, and all Inventories owned by Owner and located at the address set forth on Schedule 1.

“Hotel Employees” shall mean the on-site staff of the Hotel.

“Incentive Fee” shall have the meaning set forth in Article 4.

“Indemnified Party” shall mean any party to this Agreement required to be indemnified by an Obligor under this Agreement.

“Initial Term” shall mean the term of the Agreement starting with the Commencement Date and expiring on the third anniversary of the Commencement Date.

“Initial Working Capital” shall mean an amount specified on Schedule 1.

“Installations” shall mean the mechanical systems and built-in installations of the Building including, but not limited to, heating, ventilation, air conditioning, electrical and plumbing systems, elevators and escalators, and built-in laundry, refrigeration and kitchen equipment.

“Inventories” shall mean inventories of supplies, in accordance with the Uniform System, such as soap, toilet paper, stationery, writing pens, food and beverage inventories, paper products, menus, expendable office and kitchen supplies, fuel, supplies and items similar to any of the foregoing.

“Involuntary Proceeding” shall mean any of the following instituted against a party by any other person or entity: (a) assignment for the benefit of creditors, (b) proceeding seeking relief under any federal or state bankruptcy or insolvency laws, or (c) proceeding seeking the appointment of a receiver, trustee, custodian or similar official for such party’s business or assets.

“IT Services” shall mean (a) information technology services provided by Manager or its Affiliates or third-party providers, such as software licenses and service agreements in support of applications and services used by Owner; and (b) center and hosted applications, help desk managed services, network managed services and local information technology support provided on a direct-bill or pass-through cost basis by third-party providers.

“Leases” shall mean the leases, licenses and concession agreements for stores, office space and lobby space at the Hotel (including without limitation, car rental counters and gift shops) and commercial space, if any, that is adjacent to or otherwise part of the Hotel (including without limitation, rooftop antennas).

“Legal Proceedings” shall mean all complaints, counterclaims or cross-claims filed in a court of competent jurisdiction, any notice of any claim of violation of any Legal Requirement by any governmental

3

agency or authority, or any summons or other legal process, in each instance by or against the Hotel or by or against Owner, or Manager in connection with the Hotel.

“Legal Requirement(s)” shall mean (a) all laws, ordinances, statutes, rules, regulations and orders relating to the Hotel and the Premises now or hereafter in effect, and (b) all terms, conditions, requirements and provisions of all Permits.

“License Agreement” shall mean the franchise agreement to be dated on or about August 3, 2021.

“Licensor” shall mean Hilton Worldwide Holdings Inc.

“Major Agreements” shall mean any mortgage, deed of trust and/or the License Agreement applicable to the Hotel.

“Major Renovations” shall mean a contemporaneously made set or series of alterations, additions and/or improvements to the Hotel with a total cost in excess of Fifty Thousand Dollars ($50,000) but shall not include any repairs or maintenance with respect to Capital Improvements or FF&E.

“Management Fees” shall mean the Base Fee, Accounting Fee, Revenue Management Fee, eCommerce Fee and Incentive Fee, all as set forth in Article 4 hereof.

“Manager” shall have the meaning set forth in the introductory section of this Agreement.

“Minimum Working Capital” shall mean an amount specified on Schedule 1.

“Monthly Cash Flow Forecast” shall mean a monthly cash flow forecast for the Hotel with projections for the next 90-day period.

“Monthly Reports” shall mean, collectively, with respect to each month during the Operating Term (a) a balance sheet as of the last day of such month; (b) statement of cash flows for such month; (c) an income and expense statement for such month, and year to date, including departmental details; (d) Monthly Cash Flow Forecast, (g) SALT report (or similar guest experience report), and (f) such other monthly reports as Owner may reasonably request and to which Manager agrees in writing.

“Multi-Property Programs” shall mean certain group purchasing, maintenance, service or other contracts with respect to the Hotel, including those group purchasing, maintenance, service or other contracts currently operated under Manager’s proprietary MarketBasket Plus system.

“Necessary Expenses” shall mean expenses, regardless of amount, that are necessary for the continued operation of the Hotel in accordance with the requirements of any Major Agreement and the operational standards set forth in this Agreement and which are not within the reasonable control of Manager (including, but not limited to, those for insurance, taxes, utility charges, compliance with Legal Requirements and debt service).

“Net Operating Income” for any period shall mean the amount, if any, by which Total Operating Revenues for such period exceed the sum of the following for such period:

(i) Operating Expenses; and

(ii) Property Taxes; and

(iii) the cost of insurance against physical damage to the Hotel.

“Non-Operating Income and Expenses” shall have the meaning ascribed to such term in the Uniform System.

4

“Obligor” shall mean the party required to provide indemnification under this Agreement.

“Operating Account” shall mean, collectively, one or more accounts bearing the name of the Hotel where all funds received by Manager in the operation of the Hotel are deposited.

“Operating Budget” shall mean an operating budget setting forth in reasonable line-item detail the projected income from and expenses of all aspects of the operations of the Hotel.

“Operating Equipment and Supplies” shall mean supply items which constitute “Operating Equipment and Supplies” under the Uniform System, all miscellaneous serving equipment, linen, towels, uniforms, silver, glassware, china and similar items.

“Operating Expenses” – shall mean all costs and expenses of maintaining, conducting and supervising the operation of the Hotel and all of its facilities which are properly attributable under the Uniform System to the period in question.

A.Operating Expenses shall include, without limitation: (i)The cost of all Operating Equipment and Supplies; (ii) Salaries and wages of Hotel Employees, including costs of payroll taxes, employee benefits and severance payments, if it becomes necessary for an off-site employee of Manager or an Affiliate to temporarily perform services at the Hotel of a nature normally performed by Hotel Employees (on temporary assignment or task force), his or her salary (including payroll taxes and employee benefits) for such period only, as well as his or her traveling expenses, shall be Operating Expenses and reimbursed to Manager; (iii) The cost of all other goods and services obtained in connection with the operation of the Hotel including, without limitation, heat and utilities, laundry, landscaping and exterminating services and office supplies; (iv) The cost of all non-capital repairs to and maintenance of the Hotel; (v) All taxes, assessments, permit fees, inspection fees, and water and sewer charges and other charges (other than income or franchise taxes) payable by or assessed against Owner with respect to the operation of the Hotel, excluding Property Taxes; (vi) Legal fees (including, but not limited to, fees for defense of third-party claims described in Article 15) and fees of any independent certified public accountant for services directly related to the operation of the Hotel and its facilities; (vii) All expenses for advertising the Hotel and all expenses of sales promotion and public relations activities; (viii) Reimbursable Expenses, (ix) The Accounting Fee, Revenue Management Fee, eCommerce Fee and costs of Centralized Services and any fees or tax levied on those charges by the local jurisdiction; (x) Periodic payments made in the ordinary course of business under any applicable franchise agreement; (xi) Any other item specified as an Operating Expense in this Agreement; and (xii) Any other cost or charge classified as an Operating Expense or an Administrative and General Expense under the Uniform System unless specifically excluded under the provisions of this Agreement.

B.Operating Expenses shall not include: (i)amortization and depreciation; (ii) the making of or the repayment of any loans or any interest thereon; (iii) the costs of any alterations, additions or improvements which for federal income tax purposes or under the Uniform System or GAAP must be capitalized and amortized over the life of such alteration addition or improvement; (iv) payments on account of any equipment lease that is to be capitalized under GAAP; (v) payments under any ground lease, space lease or easement agreement; (vi) payments into or out of the FF&E Reserve; or (vii) any item defined as a Non-Operating Income and Expense.

“Operating Lease” shall mean the lease agreement between Fee Owner and Owner, dated August 3, 2021, pursuant to which Fee Owner leases the Hotel to Owner.

“Operating Standards” shall mean the operation of the Hotel in a manner consistent with (a) the requirements under the License Agreement; (b) the condition of the Hotel as of the Commencement Date (or, following completion of a Renovation, the condition of the Hotel as of the completion of the Renovation), normal wear and tear excepted; (c) the condition and level of the operation of hotels of comparable class and standing to

5

the Hotel in its market area; (d) then current market conditions regarding rental rates and lease terms and conditions with respect to Hotels of comparable class and standing to the Hotel; and (e) then current business and management practices (including those related to compliance with Legal Requirements) applicable to the management, operation, leasing, maintenance and repair of a hotel comparable in size, character and location to the Hotel.

“Operating Term” shall mean the Initial Term and any Renewal Term(s).

“Opportunity Expenses” shall mean any third-party operating expenses which are commercially desirable to be incurred in order to obtain unbudgeted Hotel revenue in the ordinary course of operating the Hotel in accordance with the then current business plan provided that such unbudgeted revenue is sufficient in Manager’s professional judgment to offset such expenses.

“Owner” shall have the meaning set forth in the introductory section of this Agreement.

“Owner Payables” shall mean Non-Operating Income and Expenses (other than insurance premiums for the insurance required under Exhibit B) that Owner requests Manager to pay on behalf of Owner from the Operating Account.

“Owner’s Payables Notice” shall mean Owner’s written request and direction (including copies of any material agreements) for Manager to pay Owner Payables.

“Payment Card Industry Data Security Standards” or “PCI-DSS” shall mean the latest version of Payment Card Industry Data Security Standards, as amended, including any preface and appendices thereto.

“Permits” shall mean all governmental or quasi-governmental licenses and permits, including but not limited to any certificate of occupancy, business licenses and liquor licenses.

“Premises” shall mean the land on which the Hotel is located.

“Prime Rate” shall mean the rate per annum announced, designated or published from time to time by JP Morgan Chase Bank N.A. as its “prime”, “reference” or “base” rate of interest for commercial loans.

“Property Taxes” shall mean real estate taxes, assessments, personal property taxes and any other ad valorem taxes imposed on or levied in connection with the Hotel, the Installations and the FF&E.

“Project Fee” shall have the meaning set forth in Section 9.2.

“Protected Data” shall mean any information that, either alone or in combination with other information, identifies, relates to, describes, can reasonably be associated with, or can reasonably be linked, directly or indirectly, with  a particular individual, and which is obtained, created or shared in connection with the services or obligations performed by Manager under this Agreement.  As used in this definition, “individual” shall include, without limitation, employees.

“Reimbursable Expenses” shall mean all out-of-pocket expenses and disbursements reasonably incurred by Manager (including but not limited to legal and other costs incurred in obtaining and maintaining any liquor license and management takeover transition expenses), pursuant to, in the course of, and directly related to, the management and operation of the Hotel under this Agreement, which fees and disbursements shall be paid out of the Operating Account or paid or reimbursed by Owner to Manager upon demand.  Without limiting the generality of the foregoing, such charges may include all reasonable travel, telephone, telegram, facsimile, air express and other incidental expenses and any fees or expenditures required for Manager to operate the Hotel in the given

6

jurisdiction, but, except as otherwise provided in this Agreement, shall not include any of the regular expenses of the central offices maintained by Manager, other than offices maintained at the Hotel for the management of the Hotel.  Manager shall maintain and make available to Owner invoices or other evidence supporting such charges.

“Renewal Term” shall mean additional successive terms of one (1) year each.

“Renovation” shall mean a renovation of any portion of the Hotel during the Operating Term, pursuant to a plan proposed by Owner (or proposed by Manager and approved by Owner) and, to the extent required under the License Agreement, approved by Licensor, to, among other things, bring the Hotel to a physical condition that satisfies the standards under the License Agreement and to operate in a manner consistent with the assumptions for the then-current Operating Budget.  A Renovation shall be carried out at the expense of Owner.

“Revenue Management Fee” shall have the meaning set forth in Article 4.

“Tax Contest” shall mean contesting the validity or amount of any Property Tax.

“Termination Fee” shall mean a termination fee paid by Owner to Manager as follows:

A.If such termination occurs on or prior to the first (1st) anniversary of the Commencement Date, the Termination Fee shall be equal to the average of the total monthly Base Fee projected to be earned by Manager during the first year of the Operating Term, multiplied by six (6) months; and

B.If such termination occurs at any time after the first (1st) anniversary of the Commencement Date, the Termination Fee shall be equal to the trailing twelve (12) month average of the total Base Fees earned by Manager, multiplied by the lesser of: (i) six (6) months or (ii) the number of months remaining until the third (3rd) anniversary of the Commencement Date.

“Total Operating Revenues” shall mean all revenues and receipts of every kind derived from the Hotel and all departments and parts thereof, as finally determined on an accrual basis in accordance with the Uniform System, including, but not limited to, revenues and income (both cash and credit transactions) before commissions and discounts for prompt or cash payments, from the rental of rooms and lobby space, exhibit or sales space of any kind, including without limitation, charges for reservations, deposits and cancellation fees not refunded to guests; income from vending machines, health club membership fees, wholesale and retail sales of merchandise, service fees and charges (except to the extent paid or distributed to Hotel Employees), business interruption insurance claims in respect of the Hotel, condemnation or similar awards for temporary use of the Hotel, license, lease and concession fees and rentals (but not including the gross receipts of any licensees, lessees and concessionaires), food and beverages sales, and other sales of every kind conducted by, through or under Manager in connection with the Hotel.  Total Operating Revenues shall not include (i) Federal, state or municipal excise, sales and use taxes, hotel room tax, or similar impositions collected directly from patrons or guests or included as part of the sales price of any goods or services; (ii) credits or refunds to guests; (iii) proceeds arising from the sale or other disposition of property described in Section 1231 of the Internal Revenue Code or of capital assets; (iv) proceeds from condemnation and payments received on account of insurance policies (other than the proceeds from business interruption insurance and from condemnation or similar awards for temporary use of the Hotel when received); (v) proceeds from claims for damages suffered by Manager or Owner, unless in recompense for a lost revenue item; (vi) the portion of mandatory service fees and charges that is booked as revenue but with a corresponding expense and paid or distributed to Hotel Employees, and (vii) interest earned on the FF&E Reserve or any permitted investments.

“Unavoidable Interruptions” shall mean interruptions in the operation of or access to the Hotel or any of its essential services on account of an interruption in any one or more of the utility services serving the Hotel, or on account of labor disputes, strikes, lockouts, fire or other casualty, war, terrorist actions, epidemics,

7

pandemics, acts of God and other similar causes beyond the reasonable control of the party claiming an unavoidable interruption, but never financial inability.

“Uniform System” shall mean the “Uniform System of Accounts” (Eleventh Revised Edition 2014, as further revised from time to time) as adopted by the American Hotel and Motel Association of the United States and Canada.

“WARN Act” shall mean the Worker Adjustment and Retraining Notification Act and/or any similar state or local laws (together with all rules and regulations promulgated thereunder and including without limitation any such state or local laws).

8

EXHIBIT A

CENTRALIZED SERVICES

Centralized Services Categories

Central Systems Program Charge	$619.90 per month

The Central Systems Program is made up of:

•

Business Intelligence – Aimbridge Advanced Analytics (A3) web-based platform provides hotel operators, regional teams and owners with access to real-time information for daily revenue with interfaces to the majority of the property management systems on the market, customer contribution, monthly operating results, budgeting and forecasting, strategic sales plans and more.

•

Enterprise Resource Planning – Enterprise application for general ledger, GAAP based financials and accounts payable all integrated and automated with A3 and third-party products such as Aimbridge’s procurement system to provide financial reporting to hotel owners and payments to hotel vendors.

•	Collaboration – Aimbridge’s web-based collaborative platform allows for the sharing of information, documentation, SOP’s, and best practices for associates.

Information Security Program Charge	$176.80 per month

The Information Security Program is made up of: Network and endpoint protection of Aimbridge managed devices and networks, cyber threat monitoring, security awareness training, testing of Aimbridge managed networks and devices, data governance.

While this security program is comprehensive it cannot guarantee protection from all incidents and breaches. This program is separate and in addition to brand mandated security programs where the brand manages networks and devices.

Topline Revenue Support Charge	$140.00 per month

Dedicated resources and tools focused on delivering topline revenue and market share success, including market intelligence; Aimbridge national account team driving sales and managing relationships; and topline team programming and recognition.

Payroll Services Charge	$15.82 per employee per month

Payroll Services include payroll processing, garnishments, W-2 reporting, tax filings, timekeeping, HRIS and clock rental.

Human Resources Charge	$5.01 per employee per month

The Human Resources platform includes Learning Management System, recruiting and employee onboarding systems, Compensation and Performance Management system, Compliance Hot Line, an Associate Survey Platform and Open Enrollment management.

NOTE: These charges will be modified on an annual basis in connection with the review and approval of the Budgets

EXHIBIT B

INSURANCE

1.The following insurance with respect to the Hotel, to the extent such insurance is commercially available, shall be obtained by Manager and maintained throughout the Operating Term at Owner’s sole cost and expense provided, however, Owner may elect, at the beginning of the Operating Term or no more than once per year during the Operating Term, so long as such election is at least sixty (60) days prior to any then-current policy renewal, to provide such insurance upon written notice to Manager and delivery of certificates of insurance acceptable to Manager:

A.Property insurance covering the Building, the Installations and the FF&E, on an all-risk basis that insures against such risks as are customarily covered by such insurance and includes, without limitation, coverage for boiler and machinery insurance, but excluding damage resulting from, war, and nuclear energy, and all perils covered by the insurance shall have limits in aggregate amounts which shall be not less than the full replacement cost of the Building, the Installations and the FF&E (exclusive of foundations, footings and land); and

i.if the Hotel is located within an area designated “high hazard flood zone” pursuant to the Federal Emergency Management Agency, as the same may be amended from time to time, then coverage under the property insurance for loss relating to flood or separate flood insurance shall also be obtained in such amount as Owner may reasonably require;

ii.if the Hotel is located in an “earthquake zone” as determined by the U.S. Geological Survey, then coverage under the property policy for loss relating to earthquake shall be obtained in reasonable amount for a hotel of this type in the geographic area;

iii.alternatively, the foregoing requirements for flood and earthquake insurance coverage may be satisfied with a separate insurance policy, so long as Manager approves the form of coverage and the Owner approves the amount of coverage provided; and

iv.insurance coverage for business interruption extra expense covering, without limitation, loss of income, continuing charges, expenses and payroll, for a minimum period of eighteen (18) months resulting from interruption of business from physical damage caused by the occurrence of any of the risks affecting the Hotel insured against under the policy(ies) obtained under this Section 1(A) and Section 1(E).  The policy limits will be sufficient to cover Owner’s losses plus up to eighteen (18) months of Management Fees and centralized services reimbursements that Manager would have received if the Hotel had generated the Total Operating Revenues described in the annual Operating Budget.  The Manager will be a loss payee as its interests appear, and coverage will include ingress/egress, terrorism, civil authority and lost income for the enforcement of ordinance of law.  In the event of a covered loss, a copy of the calculation utilized in arriving at the business income loss will be delivered by Owner to Manager prior to the claim settlement;

B.occurrence-based commercial general liability insurance with a limits of not less than $1,000,000 for each occurrence and $2,000,000 per location in the aggregate including the following coverages: (i) bodily injury including sickness and disease, (ii) death, (iii) property damage, (iv) assault and battery, (v) mental anguish as a result of bodily injury, (vi) sexual assault and molestation, (vii) personal and advertising injury including false arrest, false imprisonment, unlawful detention, malicious prosecution, libel, slander or violation of the right of privacy, (viii) wrongful entry or eviction, (ix) liquor liability (if the Hotel sells, serves or furnishes alcoholic beverages) and host liquor liability if the sale or service of alcohol is provided by a third party, (x) contractual liability, (xi) independent contractors, (xii) premises and operation, (xiii) products and completed operations, and (xiv) pollution coverage for liability arising out of heat, smoke or fumes from a hostile fire vapor or soot produced by or originating from equipment that it utilized by HVAC equipment and bacteria, fungi, carbon monoxide, pesticides or pool chemicals;

C.umbrella liability insurance with not less than $50,000,000 per occurrence and per location aggregate limit applying on an excess and follow form basis over the commercial general liability insurance policy obtained under Section 1(B) and the  auto liability insurance policy obtained under Section 1(E);

D.innkeeper’s liability insurance with minimum coverage meeting statutory limits, which may be provided as part of the commercial general liability insurance;

E.business automobile liability insurance under Symbol 1 – any auto, with minimum limits of $1,000,000 combined single limit insuring against damage due to bodily injury, death of any person or property damage arising out of the ownership, maintenance or use of any motor vehicles, whether owned, non-owned, hired or leased, in connection with Hotel operations and garage-keeper’s liability if the Manager provides parking services for guest or customer vehicles; and

F.Such other or additional insurance as may be (i) required under the provisions of any applicable Major Agreement (provided Manager has been given detailed written notice of such requirements) or (ii) reasonably requested by Owner in writing and of the type and with coverage limits customarily carried by prudent Managers of similar service level hotels in the geographic area of the Hotel.

2.Manager shall obtain the following insurance and shall maintain such insurance during the Operating Term of this Agreement at Owner’s sole cost and expense:

A.worker’s compensation insurance with limits not less than the amounts prescribed by applicable state law;

B.crime insurance, in such amounts and with such deductibles that are commercially available and economically feasible, covering Manager’s employees at the Hotel (other than executive employees of Manager) in job classifications normally insured in other hotels it manages in the United States or as otherwise required by law;

C.cyber insurance providing coverage that includes network security and privacy liability coverage, media liability coverage and privacy regulation proceeding coverage for the Owner and Hotel, with limits not less than $2,000,000 per claim  and in the aggregate; and

D.employment practices liability insurance with limits of $2,000,000 and with economically feasible deductible.

3.Except where otherwise provided in this Section 3, all insurance policies purchased by Manager shall name Manager as the named insured and:

A.with respect to insurance coverage required under Section 1, shall name Owner as an additional named insured, and name as additional insureds such other parties as may be required by the terms of the Major Agreements; and

B.with respect to insurance coverage required under Section 2(C) and (D), shall name Owner as additional insured.

If higher coverage limits are required in the future to comply with any of the Major Agreements or are customarily carried by prudent managers of similar service level hotels in the geographic area of the Hotel, then the coverage requirements under this Exhibit B will be increased to satisfy such requirements (provided Owner has given

Manager detailed written notice of such requirements).  Owner understands that coverage afforded to the Owner may be solely for liability arising out of Manager’s activities performed by or on behalf of Owner and that it may be necessary for Owner to purchase separate policies to cover Owner.  In the event that Owner shall purchase any insurance policies as required under Section 1 of this Exhibit B, other than through the program established by Manager, (i) such insurance policy shall name Manager, Aimbridge Parent, Inc., its corporate affiliates, subsidiaries and employees as named insureds and (ii) Owner’s coverage will be on a primary and non-contributory basis to any insurance issued to Manager for liability arising out of the Hotel and the actions and responsibilities of the parties relating to this Agreement and the Major Agreements.

4.All insurance policies shall be placed with companies having an A.M. Best’s Rating of A- XV or better and, provided Owner has given Manager detailed written notice of such requirements, shall comply with the requirements of any Major Agreement.  Insurance may be provided under blanket or master policies covering one or more other hotels operated by Manager or owned by Owner as long as the full limits apply per location.  The portion of the premium for any blanket or master policy which is allocated to the Hotel as an Operating Expense or Non-Operating Income and Expense shall be determined in an equitable manner by Manager and reasonably approved by Owner and paid out of the Operating Account or, if the funds therein are insufficient, by Owner upon demand therefor by Manager.  Such amount shall be determined by a suitable and customary formula applying the specific hotel exposures against appropriate rates to determine the premium allocation for the Hotel.

5.All insurance policies shall specify that they cannot be canceled or materially modified on less than twenty (20) days’ prior written notice to both Owner and Manager and any additional insureds (or such longer period as may be required under a Major Agreement, provided that Manager has been advised in writing of such period) and shall include a separation of insureds provision.

6.All insurance policies shall provide, to the extent customarily obtainable from the insurance company providing such insurance, that the insurance company will have no right of subrogation against Owner, Manager any party to a Major Agreement or any of their respective agents, employees, partners, members, officers, directors or beneficial owners.

7.For each insurance policy obtained by a party pursuant to this Exhibit B, that party shall provide to the other party a copy of a certificate of insurance that identifies the form number of the ISO or other form used to include the other party as an additional named insured or an additional insured (as applicable).  Additionally, if requested,  the party obtaining the insurance policy shall provide a copy of the portion of the policy  that includes the other party as an additional named insured or as an additional insured (as applicable), whether by endorsement or otherwise.

8.Owner and Manager hereby release one another from any and all liability, to the extent of the waivers of subrogation obtained under Section 5, associated with any damage, loss or liability with respect to which property insurance coverage is provided, or should have been provided, pursuant to this Article or otherwise.

9.The proceeds of any insurance claim (other than proceeds payable to third parties under the terms of the applicable policy) shall be paid into the Operating Account to the extent of Owner’s interest therein unless otherwise required by the terms of a Major Agreement.

10.Manager shall have the right to pay for, or reimburse itself for, insurance required under this Exhibit B out of the Operating Account.  Notwithstanding anything to the contrary set forth in this Agreement, Manager shall have no obligation to obtain or maintain any insurance set forth in this Article if funds from Total Operating Revenues or funds otherwise provided by Owner are not made available to Manager to purchase the same.

11.Subject to the provisions of the Budgets, Manager may act, directly or indirectly, in a brokerage capacity with respect to the insurance required under this Article or as a direct insurer or reinsurer with respect to the same.